Exhibit 10.33
AMENDMENT
TO THE TRANSACTION AGREEMENT
THIS AMENDMENT TO THE TRANSACTION AGREEMENT (this “Amendment”), dated and effective as of December 30, 2025 (the “Effective Date”), is entered into by and among (i) Cobbs Allen Capital Holdings, LLC, a Delaware limited liability company (the “Seller”), (ii) The Baldwin Insurance Group, Inc., a Delaware corporation (“Parent”), (iii) Red Rock Merger Sub I, Inc., a Delaware corporation (“Merger Sub I”), (iv) Red Rock Merger Sub II, LLC, a Delaware limited liability company (“Merger Sub II”), (v) CAH Holdings, Inc., a Delaware corporation (“CAH Holdings”), (vi) Grantland Rice, IV and Johnathan Daniel, and (vii) solely in its capacity as the representative for the Members, Shareholder Representative Services LLC, a Colorado limited liability company (the “Seller Representative”, and together with the Seller, Parent, Merger Sub I, Merger Sub II, and CAH Holdings, the “Parties” and each, a “Party”). Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Transaction Agreement (as defined below).

RECITALS
WHEREAS, reference is hereby made to that certain Transaction Agreement, dated as of December 2, 2025, by and among (i) the Seller, (ii) Parent, (iii) Merger Sub I, (iv) Merger Sub II, (v) CAH Holdings and (vi) Grantland Rice, IV and Johnathan Daniel, solely in their capacity as the representatives for the Members (the “Original Parties”) (together with the Schedules and Exhibits thereto, and as may be further amended, modified or supplemented from time to time, the “Transaction Agreement”);
WHEREAS, pursuant to Section 12.03 of the Transaction Agreement, the Transaction Agreement may only be amended, supplemented or changed by a written instrument signed by the Original Parties; and

WHEREAS, the Original Parties wish to amend the Transaction Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged the Parties agree as follows:
1.    Amendments. Effective as of the Effective Date, the Original Parties and the Parties agree to amend the Transaction Agreement as follows:

(a)    The Recitals of the Transaction Agreement is hereby amended as follows:
The definition of “Seller Representatives” shall be replaced by “Shareholder Representative Services LLC, a Colorado limited liability company (“SRS”) solely in its capacity as the representative for the Members as from the Closing (“Seller Representative”)”.

(b)    All references in the Transaction Agreement (including any schedules, annexes or exhibits thereto) to “Seller Representatives” are hereby replaced with “Seller Representative” (and all corresponding and necessary grammatical changes are hereby deemed to have been made), and all references to “Grantland Rice, IV” and “Johnathan Daniel” as the “Seller Representatives” in the

Transaction Agreement are hereby deleted and replaced with references to “Shareholder Representative Services LLC”.
(c)    Section 1.01 of the Transaction Agreement (Definitions) is hereby amended as follows:
The following definition of “Advisory Committee” is hereby added:

““Advisory Committee” shall have the meaning ascribed to such term in the SRS Engagement Letter.”

The definition of “Closing Adjustment Amount Merger Portion” is hereby amended and restated in its entirety to read as follows:

““Closing Adjustment Amount Merger Portion” means the portion of the Closing Adjustment Amount other than the Closing Adjustment Amount Sale Portion, i.e. zero percent (0%) of the Closing Adjustment Amount.”

The definition of “Closing Adjustment Amount Sale Portion” is hereby amended and restated in its entirety to read as follows:

““Closing Adjustment Amount Sale Portion” means one hundred percent (100%) of the Closing Adjustment Amount.”

The definition of “Corporate Value” is hereby amended and restated in its entirety to read as follows:

““Corporate Value” means $563,348,300.”

The definition of “Earnout Merger Portion” is hereby amended and restated in its entirety to read as follows:

““Earnout Merger Portion” means 60.7% of any Earnout Payment.”

The definition of “Earnout Sale Portion” is hereby amended and restated in its entirety to read as follows:

““Earnout Sale Portion” means 39.3% of any Earnout Payment.”

The following definition of “EQ” is hereby added:

““EQ” means Equinti Trust Company, a New York limited liability company, as transfer agent to Parent.”
The definition of “First Earnout Period” is hereby amended and restated in its entirety to read as follows:

““First Earnout Period” means the period commencing on and including January 1, 2026 at 12:00 a.m. (Eastern Time) and ending on the earlier of (a) December 31, 2028 at 11:59 p.m. (Eastern

Time) and (b) the date on which the First Earnout Payment is paid to the Paying Agent (for further distribution to the Members and certain former members of the Seller) pursuant to Schedule I.”

The definition of “Income Tax Liability” is hereby amended and restated in its entirety to read as follows:

““Income Tax Liability” means, notwithstanding anything to the contrary and without duplication, with respect to jurisdictions where the Corporate Entities have historically filed income Tax Returns (other than with respect to clause (c) below), an amount (which shall not be less than zero in the aggregate or in respect of any jurisdiction, any Corporate Entity, or any taxable period) equal to (a) the unpaid income Taxes of the Corporate Entities for any Pre-Closing Tax Period that are reported on an income Tax Return for which the original filing of such Tax Return (taking into account extensions) is first due after the Closing Date (including, for the avoidance of doubt, any such income Taxes resulting from a Corporate Entity’s ownership in any partnership or other pass-through entity, whether or not such pass-through entity is itself a member of the Company Group), (b) any unpaid income Taxes of the Corporate Entities arising from the matter set forth on Item 1 of Section 4.14(a) of the Seller Disclosure Schedule, and (c) notwithstanding clause (vi) below, the amount of any Taxes of Parent, Opco, or any Corporate Entity arising with respect to any amounts required to be included in the taxable income after the Closing as a result of any prepaid amount received or paid, or deferred revenue accrued, by a Corporate Entity on or prior to the Closing Date, minus (d) any income Tax refund receivables to which the Corporate Entities are entitled for any Pre-Closing Tax Period and that are actually available to offset unpaid income Taxes of the Corporate Entities for a Pre-Closing Tax Period, calculated in accordance with the past practice (including reporting positions, elections, accounting methods and jurisdictions) of the Corporate Entities in preparing Tax Returns. For purposes of calculating any such Tax liabilities, notwithstanding anything to the contrary, (i) all Transaction Tax Deductions shall be taken into account to the extent permitted by Law to be deducted by a Corporate Entity in the Pre-Closing Tax Period at a “more likely than not” or higher level of comfort, (ii) any Taxes (or any reduction to income Tax refund) attributable to transactions outside the ordinary course of business entered into by Parent or any of its Affiliates (including the Corporate Entities) after the Closing on the Closing Date that are not otherwise contemplated by this Agreement or the Ancillary Documents shall be excluded, (iii) any Taxes attributable to or with respect to any financing in connection with the transactions contemplated herein shall be excluded, (iv) any liabilities for accruals or reserves established or required to be established under GAAP for contingent Taxes or with respect to uncertain Tax positions shall be excluded, (v) any estimated payments or overpayments of income Taxes shall be taken into account as a deduct only to the extent that such payments have the effect of reducing (not below zero) such unpaid income Taxes for a Pre-Closing Tax Period, (vi) any deferred Tax liabilities and deferred Tax assets shall be excluded, (vii) the methodologies of Section 11.01(c) shall be applied with respect to any Straddle Period (applied as of the day immediately preceding the Closing Date), and (viii) the Pre-Closing Tax Period of the Corporate Entities shall end on December 31, 2025.”

The definition of “Measurement Time” is hereby amended and restated in its entirety to read as follows:

““Measurement Time” means 12:00:01 a.m. (Eastern Time) on the Closing Date. For the avoidance of doubt, any policies sold by any member of the Company Group that renew as of January 1, 2026 shall not be taken into account for purposes of calculating the Closing Adjustment Amount or the Closing Cash Consideration.”
The following definition of “Paying Agent” is hereby added:

““Paying Agent” means Acquiom Financial LLC, a Colorado limited liability company.”

The following definition of “Payments Administration Agreement” is hereby added:

““Payments Administration Agreement” means that certain Payments Administration Agreement, by and among the Paying Agent, the Seller Representative, the Seller, and Parent, dated on or around the Closing Date.”

The definition of “Second Earnout Period” is hereby amended and restated in its entirety to read as follows:

““Second Earnout Period” means the period commencing on and including January 1, 2027 at 12:00 a.m. (Eastern Time) and ending on the earlier of (a) December 31, 2029 at 11:59 p.m. (Eastern Time) and (b) the date on which the Second Earnout Payment is paid to the Paying Agent (for further distribution to the Members and certain former members of the Seller) pursuant to Schedule I.”

The following definition of “SRS Engagement Letter” is hereby added:

““SRS Engagement Letter” means that certain Engagement Letter, dated on or around December 31, 2025 by and among SRS, the Seller, and the Members party thereto, as may be amended or modified from time to time.”

The definition of “Transaction Expenses” is hereby amended and restated in its entirety to read as follows:

““Transaction Expenses” means, without duplication, to the extent not paid as of immediately prior to the Closing, the amount of (a) all fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants) incurred by the Seller or CAH Holdings prior to the Closing in connection with the Transaction, (b) all transaction bonuses, stay bonuses, retention payments, change in control payments, severance payments and other similar payments payable in connection with the transactions contemplated by this Agreement to any current or former employee, director, officer, consultant or other individual service provider of the Company Group (excluding any payments under double-trigger severance arrangements and retention payments to the extent payable in connection with post-Closing employment or service and any severance payments triggered by a termination of employment after Closing), (c) any liabilities relating to the Dorset Peak Investments LLC Long Term Incentive Plan payable in connection with the transactions contemplated by this Agreement, (d) the employer portion of all payroll Taxes payable in respect of any of the following: (i) any of the amounts described in clause (b), (ii) any compensatory amounts resulting from the vesting, exercise, settlement, cash-out or similar payments made with respect to any equity or equity-based incentives on or prior to the Closing Date to the extent incurred or to be incurred by a member of the Company Group (including any equity awards issued by Seller to service providers of any member of the Company Group), and (iii) the forgiveness of any employee loans on or prior to the Closing Date and (e) all outstanding amounts payable pursuant to existing loans made by certain Members and/or former Members to the Seller (inclusive of accrued interest, as applicable) that will be repaid in connection with the Closing, as set forth on Exhibit I hereto. Notwithstanding the foregoing, “Transaction Expenses” will exclude all costs, fees and expenses and payment obligations to the extent (a) included in Indebtedness or Closing Working Capital or (b) incurred at the written request of Parent or any of its Affiliates, including any expenses incurred in connection with the Debt Financing.”

(d)    Section 2.01 of the Transaction Agreement (The Mergers) is hereby amended and restated in its entirety to read as follows:
“2.01 The Mergers.
(a)    First Merger.
(i)    Initial Surviving Corporation. On the terms and subject to the conditions set forth herein, and in accordance with General Corporation Law of the State of Delaware (the “DGCL”), at the First Effective Time, Merger Sub I shall be merged with and into CAH Holdings. By virtue of the First Merger, at the First Effective Time, the separate existence of Merger Sub I shall cease and CAH Holdings shall continue as the surviving corporation in the First Merger (the “Initial Surviving Corporation”).
(ii)    First Effective Time. No later than 4:00 p.m. (Eastern Time) on December 31, 2025, CAH Holdings shall file with the Secretary of State of the State of Delaware a certificate of merger for the First Merger in substantially the form attached hereto as Exhibit H-1 (the “First Certificate of Merger”), duly executed in accordance with the DGCL and in such form as required by the DGCL and as mutually agreed by Parent and the Seller. The First Merger shall become effective at 11:30 p.m. (Eastern Time) on December 31, 2025 (the “First Effective Time”).
(iii)    Effects of the First Merger. The First Merger shall have the effects provided herein and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, at the First Effective Time, the Initial Surviving Corporation shall possess all of the rights, powers, privileges and franchises, and be subject to all of the liabilities, of CAH Holdings and Merger Sub I.
(iv)    Certificate of Incorporation and Bylaws of Initial Surviving Corporation. At the First Effective Time, (A) the certificate of incorporation of the Initial Surviving Corporation will be amended in its entirety to read as set forth in the First Certificate of Merger until thereafter amended as provided therein or in accordance with applicable Law, and (B) the bylaws of CAH Holdings in effect immediately prior to the First Effective Time shall be the bylaws of the Initial Surviving Corporation.
(v)    Directors and Officers of the Initial Surviving Corporation. As of the First Effective Time, (i) each member of the board of directors of CAH Holdings immediately prior to the First Effective Time shall resign from office effective as of the First Effective Time and shall appoint each director of Merger Sub I immediately prior to the First Effective Time as a director of the Initial Surviving Corporation as of the First Effective Time, and (ii) except as may be determined by Parent prior to December 31, 2025, each officer of Merger Sub I immediately prior to the First Effective Time shall continue to serve in his or her respective office as an officer of the Initial Surviving Corporation from and after the First Effective Time.
(b)    Second Merger.
(i)    Final Surviving Company. On the terms and subject to the conditions set forth herein, and in accordance with the DGCL and the Delaware Limited Liability Company Act (the “LLC Act”), at the Second Effective Time, CAH Holdings shall be merged with and into Merger Sub II. By virtue of the Second Merger, at the Second Effective Time, the separate existence of CAH Holdings shall cease and Merger Sub II shall continue as the surviving company in the Second Merger (the “Final Surviving Company”).
(ii)    Second Effective Time. As promptly as practicable after the filing of the First Certificate of Merger by CAH Holdings but no later than 4:30 p.m. (Eastern Time) on December 31, 2025, Merger Sub II shall file with the Secretary of State of the State of Delaware a certificate of merger for the Second Merger in substantially the form attached hereto as Exhibit H-2 (the “Second Certificate of Merger”), duly executed in accordance with, and in such form as required by, the DGCL and the LLC Act. The Second Merger shall become effective at 11:45 p.m. (Eastern Time) on December 31, 2025 (the “Second Effective Time”).
(iii)    Effects of the Second Merger. The Second Merger shall have the effects provided herein and the applicable provisions of the DGCL and the LLC Act. Without limiting the generality of the foregoing, at the Second Effective Time, the Final Surviving Company shall possess all of the rights, powers, privileges and franchises, and be subject to all of the liabilities, of CAH Holdings and Merger Sub II.
(iv)    LLC Agreement of Final Surviving Company. At the Second Effective Time, (A) the certificate of formation of the Final Surviving Company shall be the certificate of formation of Merger Sub II (with the exception that the name of the Final Surviving Company which shall be “CAH Holdings, LLC”) until thereafter amended as provided therein or in accordance with applicable Law, and (B) the limited liability agreement of Merger Sub II in effect immediately prior to the Effective Time shall be the limited liability agreement of the Final Surviving Company.
(v)    Directors and Officers of Final Surviving Company. As of the Second Effective Time, (i) the Manager of Merger Sub II shall continue as a manager of the Final Surviving Company as of the Second Effective Time and (ii) except as may be determined by Parent prior to December 31, 2025, each officer of Merger Sub II immediately prior to the Second Effective Time shall continue to serve in his or her respective office as an officer of the Final Surviving Company from and after the Second Effective Time.
(c)    Effect on Capital Stock in the First Merger.
(i)    At the First Effective Time, by virtue of the First Merger and without any action by any Party or any other Person:
(A)    the shares of Common Stock of CAH Holdings that are owned by CAH Holdings (including shares held as treasury stock or otherwise) or any of its Subsidiaries immediately prior to the First Effective Time shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor;
(B)    the shares of Common Stock of CAH Holdings issued and outstanding immediately prior to the First Effective Time (except for shares of Common Stock of CAH Holdings to be canceled under Section 2.01(c)(i)) (each, a “Converted Share”) shall be automatically converted into and collectively represent the right to receive (i) subject to Section 2.01(e) and Section 2.01(g), an aggregate number of validly issued, fully paid and nonassessable shares of Parent Shares equal to the Closing Merger Equity Consideration, (ii) the Closing

Adjustment Amount Merger Portion, and (iii) subject to Section 2.08, the Earnout Merger Portion;
(C)    each share of Merger Sub I Common Stock issued and outstanding immediately prior to the First Effective Time shall be automatically converted into and become one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Initial Surviving Corporation.
(ii)    At the First Effective Time, the Seller shall cease to have any right, title or interest therein or thereto, except as to Converted Shares, the right to receive the Closing Merger Equity Consideration (subject to Section 2.01(g)), the Closing Adjustment Amount Merger Portion, and the conditional right to receive the Earnout Merger Portion (subject to Section 2.08).
(d)    Effect on Equity and Membership in the Second Merger. At the Second Effective Time, by virtue of the Second Merger and without any action by any Party or any other Person:
(i)    the limited liability company interests in Merger Sub II outstanding immediately prior to the Second Effective Time shall remain outstanding and continue to represent one hundred percent (100%) of the issued and outstanding limited liability company interests in the Final Surviving Company;
(ii)    all capital stock of the Initial Surviving Corporation issued and outstanding immediately prior to the Second Effective Time shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor; and
(iii)    the sole member of Merger Sub II immediately prior to the Second Effective Time shall continue to be the sole member of the Final Surviving Company from and after the Second Effective Time.
(e)    Fractional Shares. No fractions of Parent Shares shall be issued as a result of or in connection with the First Merger.
(f)    Appraisal Rights. The Seller hereby waives to the fullest extent permitted by Law any appraisal of such share of CAH Holdings Common Stock in accordance with Section 262 of the DGCL.
(g)    Exchange of CAH Holdings Common Stock. At the First Effective Time, Parent shall deliver (or cause to be delivered) to the Seller (or its designee) the EQ Confirmation confirming the Closing Merger Equity Consideration (free and clear of all Liens other than restrictions on transfers arising under applicable securities Laws), into which the Converted Shares are to be converted under Section 2.01(c)(i)(B).
(h)    Further Assurances. If, at any time after the Second Effective Time, the Final Surviving Company determines that any actions are necessary or desirable to vest, perfect or confirm of record or otherwise in the Final Surviving Company its right, title or interest in, to or under any right, property or asset of either of CAH Holdings or (if applicable) Merger Sub I acquired or to be acquired by the Final Surviving Company as a result of, or in connection with, either Merger or otherwise to carry out this Agreement, then the agents of the Final Surviving Company shall be authorized to take all such actions as any such agents deems necessary or desirable to vest all right, title or interest in, to and under such rights, properties or assets in the Final Surviving Company or otherwise to carry out the purposes hereof.”

(e)    Section 2.02 of the Transaction Agreement (Sale; Consideration) is hereby amended and restated in its entirety to read as follows:
“2.02 Sale; Consideration; Conversion.
(a)    Upon the terms and subject to the conditions of this Agreement, immediately after the Second Merger Effective Time, the Seller agrees to sell to Parent, and Parent agrees to acquire and accept from the Seller, all of the Acquired Interests at the Closing, free and clear of all Liens other than restrictions on transfer arising under applicable securities Laws, in exchange for (i) the Closing Cash Consideration (as adjusted in accordance with Section 2.05) (but not including the Closing Adjustment Amount Merger Portion), the Representative Amount and the Escrow Amount, (ii) the Closing Sale Equity Consideration, (iii) the Earnout Sale Portion (if payable), and (iv) the Deferred Payment.
(b)    Notwithstanding anything contained herein to the contrary, if, at any time on or after the date hereof, (i) Parent effects (or any record date occurs with respect thereto) any (A) dividend or distribution on the Parent Shares in a form other than cash, (B) subdivision (by split, recapitalization or otherwise) of Parent Shares, (C) combination or reclassification of Parent Shares into a different number of shares of Parent Shares, or (D) issuance of any securities by reclassification of Parent Shares (including any reclassification in connection with a merger, consolidation or business combination) or (ii) any merger, consolidation, combination, reorganization or other transaction is consummated pursuant to which Parent Shares are converted to, or otherwise entitled to receive, cash, securities and/or other property or assets, then the number of shares of Parent Shares, to be issued to the Seller (or its designee) as the Closing Equity Parent Shares pursuant to this Agreement shall be proportionately adjusted, including, for the avoidance of doubt, in the cases of clauses (i)(A), (i)(D) and (ii) to provide for the receipt by the Seller (or its designee), in lieu of or in addition to (as the case may be) any shares of Parent Shares, constituting the Closing Equity Parent Shares, the same number or amount of cash, securities and/or other property or assets as would have been received if each Parent Share, constituting the Closing Equity Parent Shares had been outstanding at the time of such transaction described in clauses (i)(A), (ii)(D) and (ii) hereof. An adjustment made pursuant to the foregoing sentence shall become effective immediately after the record date in the case of a dividend and shall become effective immediately after the effective date in the case of a subdivision, split, combination, reorganization, reclassification or other transaction.
(c)    No later than 3:30 p.m. (Eastern Time) on December 31, 2025 and in any event prior to the filing of the First Certificate of Merger and the Second Certificate of Merger, (i) CAH Holdings shall adopt, and shall cause each of Cobbs, Allen & Hall, Inc., an Alabama corporation, and Hill Administrative Services, Inc., an Alabama corporation, to adopt, a plan of conversion (that is intended to constitute a plan of liquidation under Code Section 332) relating to the conversions of each of Cobbs, Allen & Hall, Inc. and Hill Administrative Services, Inc. described in the following clause (ii) (the “Plans of Conversion”), (ii) the Seller shall cause to be filed with the Secretary of State of the State of Delaware certificates of conversion (in form and substance reasonably satisfactory to Parent) (the “Certificates of Conversion”) and (iii) the Seller shall cause to be filed with the Secretary of State of the State of Alabama statements of conversion (in form and substance reasonably satisfactory to Parent) (the “Statements of Conversion”) to effect the conversion of each of Cobbs, Allen & Hall, Inc. and Hill Administrative Services, Inc. into Delaware limited liability companies, with such conversions to be effective as of 11:00 p.m. (Eastern Time) on December 31, 2025, and in any event prior to the First Effective Time.”

(f)    Section 2.03 of the Transaction Agreement (Closing) is hereby amended and restated in its entirety to read as follows:
“2.03 Closing
. Subject to the satisfaction of the conditions set forth in Article III (or, to the extent permitted by applicable Law, the written waiver thereof by the Party entitled to waive any such conditions), the closing of the Transaction (the “Closing”), and transfer of legal ownership of the Acquired Interests, will take place at 12:00:01 a.m. (Eastern Time) on January 1, 2026 by exchange of electronic deliverables after the satisfaction or waiver of each condition to the Closing set forth in Article III (other than those conditions that by their terms or nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) unless another time, date or place is agreed to in writing by the Parties. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date”.”
(g)    Section 2.05(h) of the Transaction Agreement (Consideration Adjustments) is hereby amended and restated in its entirety to read as follows:
“(h) Within five (5) Business Days after the Closing Cash Consideration, including each of the components thereof, is finally determined pursuant to this Section 2.05:
(i) if the Closing Cash Consideration as finally determined pursuant to this Section 2.05 is equal to or less than the Estimated Closing Cash Consideration, then Parent and the Seller Representative shall promptly (but in any event within five (5) Business Days of the final determination of the Closing Cash Consideration) deliver a joint written instruction to the Escrow Agent to pay to Parent the absolute value of such difference, if any (such amount, the “Overpayment Amount”), by wire transfer of immediately available funds to one (1) or more accounts designated in writing by Parent to the Escrow Agent. The Overpayment Amount shall be paid solely from the funds available in the Escrow Account. In the event that the funds available in the Escrow Account are in excess of the Overpayment Amount (such excess, the “Escrow Excess Amount”), the Seller Representative and Parent shall, simultaneously with the delivery of the instructions described in the first sentence of this Section 2.05(h)(i), deliver joint written instructions to the Escrow Agent to pay to the Paying Agent (for further distribution to the Members and certain former members of the Seller) the Escrow Excess Amount. None of the Seller Representative, CAH Holdings nor the Members nor certain former members of the Seller shall have any liability for any amounts due pursuant to Section 2.05 or otherwise with respect of any Overpayment Amount in excess of the funds available in the Escrow Account; and
(ii) if the Closing Cash Consideration as finally determined pursuant to this Section 2.05 is greater than the Estimated Closing Cash Consideration: (A) Parent shall promptly (but in any event within two (2) Business Days following the final determination of the Closing Cash Consideration) pay to the Paying Agent (or its designee) the absolute value of such difference (such amount, the “Underpayment Amount”); provided, that in no event shall the Underpayment Amount exceed an amount equal to (x) the value of the Escrow Amount plus (y) the positive amount of Cash as of the Measurement Time (such amount, the “Maximum Payment Amount”), in which case, such Underpayment Amount shall be deemed to equal the Maximum Payment Amount, by wire transfer of immediately available funds to one (1) or more accounts designated in writing by the Seller Representative to Parent, and (B) the Seller Representative and Parent shall promptly (but in any event within five (5) Business Days of the final determination of the Closing Cash Consideration) deliver joint written instructions to the Escrow Agent to cause the Escrow Agent to pay to the Paying Agent (for further distribution to the Members and certain former members of the Seller) the funds in the Escrow Account. Parent shall not have any liability for any amounts due pursuant to Section 2.05 or otherwise with respect of any Underpayment Amount in excess of an amount equal to the Maximum Payment Amount.”
(h)    Section 2.05(i) of the Transaction Agreement (Consideration Adjustments) is hereby amended and restated in its entirety to read as follows:
“(i) Any payment made pursuant to Section 2.05(h) shall be treated by all Parties for U.S. federal (and applicable state, local, and non-U.S.) income Tax purposes as an adjustment to the Closing Cash Consideration.”
(i)    Section 2.07 of the Transaction Agreement (Seller Representatives Amount) is hereby amended and restated in its entirety to read as follows:
“2.07 Seller Representative Amount. At the Closing, Parent shall deliver to the Seller Representative (on behalf of the Members) $2,000,000, or such higher amount as the Seller Representative may designate in writing to Parent at least five (5) Business Days prior to the Closing, by wire transfer of immediately available funds to the account(s) designated by the Seller Representative, for the purposes of paying directly, or reimbursing the Seller Representative for, any expenses incurred by the Seller Representative in connection with the performance of their duties pursuant to this Agreement and the Ancillary Documents, including to satisfy potential future obligations of the Seller Representative and/or the Members to the Seller Representative (in the aggregate, the “Representative Amount”). The Members will not receive any interest or earnings on the Representative Amount and irrevocably transfer and assign to the Seller Representative any ownership right that they may otherwise have had in any such interest or earnings. The Seller Representative will not be liable for any loss of principal of the Representative Amount other than as a result of its gross negligence or willful misconduct. The Seller Representative will hold these funds separate from its corporate funds, will use these funds solely in connection with the performance of their duties hereunder, and will not voluntarily make these funds available to its creditors in the event of bankruptcy. The Representative Amount shall be retained in whole or in part by the Seller Representative for such time as the Seller Representative shall determine in its sole discretion. If the Seller Representative shall determine in its sole discretion at any time to return all or any portion of the Representative Amount to the Members and certain former members of the Seller, it shall deposit such amount with the Paying Agent, for the benefit of the Members, which shall promptly distribute to each Member its portion thereof. For tax purposes, the Representative Amount will be treated as having been received and voluntarily set aside by the Members at the time of Closing.”

(j)    Section 2.08 of the Transaction Agreement (Earnout Payment Consideration) is hereby amended and restated in its entirety to read as follows:
“2.08 Earnout Payment Consideration.

(a)    Payment. Within ninety (90) days following the expiration of each Measurement Period, Parent shall prepare and deliver to the Seller Representative a statement setting forth in reasonable detail its good faith calculation of the Earnout Payment, calculated in accordance with the terms of this Agreement (the “Earn-Out Statement”), together with any reasonable supporting details to enable a review of such statement by the Seller Representative. During the thirty (30) day period following Parent’s delivery of the Earn-Out Statement, the Seller Representative shall, upon reasonable request and at the Seller Representative’s sole cost and expense, be provided with reasonable access during normal business hours to books and records, the appropriate personnel of Parent involved in the preparation of the Earn-Out Statement and (subject to the execution of a customary work paper access letter, if requested) workpapers to enable the Seller Representative to evaluate the calculation of Earnout Payment prepared by Parent; provided, that if the Seller Representative makes such request in writing during such thirty (30) day period, then such thirty (30) day period will be extended by an additional five (5) days (and in such case, the review period will be thirty-five (35) days). Within five (5) Business Days after the Earn-Out Statement becomes final, binding and non-appealable by the Parties in accordance with Section 2.08(b), Parent shall pay or cause to be paid to the Paying Agent (for further distribution to the Members and certain former members of the Seller) the Earnout Payment, if any, by wire transfer of immediately available funds to the accounts designated by the Seller or the Seller Representative, as applicable, in writing.
(b)    Finalization. The Earn-Out Statement shall become final, binding and non-appealable by the Parties on the thirtieth (30th) day (or thirty-five (35) days, if applicable pursuant to Section 2.08(a)) following receipt thereof by the Seller Representative (the “Adjustment Disagreement Deadline”), unless the Seller Representative give written notice of its disagreement with such Earn-Out Statement to Parent prior to the Adjustment Disagreement Deadline (a “Notice of Disagreement”), specifying in reasonable detail the nature and amount of any disagreements so asserted (including reasonable supporting documentation) and including objections only based on mathematical errors in the calculations set forth therein, or based on any of the foregoing not being calculated in accordance with the terms of this Agreement. To the extent not set forth in the Notice of Disagreement timely received by Parent, the Seller Representative shall be deemed to have agreed with Parent’s calculations of all items and amounts contained in the Earn-Out Statement, as applicable, and such items and amounts shall be final, binding and non-appealable by the Parties. If the Notice of Disagreement is timely received by Parent, then the matters in dispute in the Earn-Out Statement (in each case, as revised in accordance with this sentence), as applicable, shall become final, binding and non-appealable by the Parties on the earlier of (A) the date on which Parent and the Seller Representative resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement and (B) the date on which all such disputed matters are finally resolved in writing by the Firm pursuant to the procedures set forth in this Section 2.08(b). During the thirty (30)-day period following the delivery of the Notice of Disagreement, Parent and the Seller Representative shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement. At the end of such thirty (30) day period, Parent and the Seller Representative shall submit to the Firm for review any and all matters that remain in dispute and were included in the Notice of Disagreement timely received by Parent. The guidelines and procedures of the Firm set forth in Exhibit D, Section 2.05(f) and Section 2.05(g) shall apply mutatis mutandis to any disputes pursuant to this Section 2.08; provided, that any references to “Closing Cash Consideration” and “Objection Notice” therein shall be replaced with “Earnout Payment” and “Notice of Disagreement”, as applicable.
(c)    Any payment made pursuant to Section 2.08 shall (i) be treated by all Parties for U.S. federal (and applicable state, local, and non-U.S.) income Tax purposes as an adjustment to the consideration for the Transaction and (ii) be made by wire transfer of immediately available funds to the account(s) designated by Parent or the Seller Representative, as applicable. The payments described in Section 2.08 shall be the sole and exclusive remedy of Parent and the Seller Representative for any and all claims arising under this Agreement with respect to this Section 2.08.
(d)    Notwithstanding anything herein to the contrary, except in the case of fraud or manifest error, the process set forth in this Section 2.08 shall be the sole and exclusive remedy of the Parties for any disputes related to the determination of the Earnout Payment (except to the extent such determination relates to the compliance by a Party with its covenants set forth in this Agreement).
(e)    In addition, Parent shall comply with the additional requirements set forth in Schedule I.”
(k)    Section 2.09 of the Transaction Agreement (Withholding) is hereby amended and restated in its entirety to read as follows:
“2.09 Withholding
. Parent and any of its Affiliates, the Seller, the Paying Agent, the Escrow Agent and any member of the Company Group shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement to any Person (including amounts payable in respect of the Specified Incentive Units) in such amounts as such payor is required to deduct and withhold with respect to the making of such payment under the Code or any other applicable provision of Tax Law and shall timely remit such amounts to the appropriate Tax authority; provided, that other than in respect of compensatory payments subject to payroll Taxes or any failure to deliver the Form W-9 pursuant to Section 3.02(h)(iii), or withholding set forth on the Spreadsheets (as such terms are defined in the Payments Administration Agreement) delivered by the Seller or the Seller Representative to Paying Agent, Parent or such other Person shall provide the Seller and, following the Closing, the applicable payee with reasonable written notice at least five (5) Business Days prior to deducting or withholding any amounts payable to the Seller and/or the Members (or certain former members of the Seller) pursuant to this Section 2.09 indicating the (a) amount to be deducted or withheld with respect to each Person from which any amount is to be deducted or withheld and (b) the relevant provisions of the Code (or other applicable Tax Law) requiring such deduction or withholding, and shall work in good faith with the Seller to mitigate, reduce or eliminate any such deduction or withholding. To the extent that amounts are so deducted or withheld and duly and timely paid over to the applicable Tax authority in accordance with applicable Law, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.”
(l)    Section 2.10 of the Transaction Agreement (Closing Equity Parent Shares Lock-up Restrictions) is hereby amended and restated in its entirety to read as follows:
“2.10 Closing Equity Parent Shares Lock-up Restrictions. Pursuant to the Rollover Equity Lock-up Agreement and the terms of this Agreement, 17,400,000 Parent Shares constituting a portion of the Closing Equity Parent Shares (the “Lock-up Shares”) shall be subject to the transfer restrictions as set forth in Schedule III hereto.”

(m)    Section 2.11 of the Transaction Agreement (Deferred Payment Consideration) is hereby amended and restated in its entirety to read as follows:
“2.11    Deferred Payment Consideration. On the fourth (4th) anniversary of the Closing, Parent shall pay or cause to be paid to the Paying Agent or its designee (for further distribution to the

Members and certain former members of the Seller), as additional consideration for the Acquired Interests (including for applicable Tax purposes), an aggregate amount equal to $70,000,000 (the “Deferred Payment”), by wire transfer of immediately available funds to the accounts designated by the Seller Representative in writing.”

(n)    Section 2.12 of the Transaction Agreement (Paying Agent) is hereby amended and restated in its entirety to read as follows:
“2.12    Paying Agent. Notwithstanding anything to the contrary in this Agreement or otherwise, Parent acknowledges and agrees that (a) the Seller has engaged the Paying Agent to facilitate the distribution of the Closing Cash Consideration, Earnout Payment Consideration, Deferred Payment and any other amounts due to the Seller or Members (or certain former members of the Seller) pursuant to this Agreement and (b) Parent shall pay the Closing Cash Consideration, Earnout Payment Consideration, and Deferred Payment to the Paying Agent (for further distribution to the Members and certain former members of the Seller) unless otherwise directed by the Seller or the Seller Representative (and agreed by Parent) in writing at least five (5) Business Days prior to the applicable payment date.”

(o)    Section 3.03(g)(iii) of the Transaction Agreement (Conditions Precedent to Obligations of the Seller and CAH Holdings) is hereby amended and restated in its entirety to read as follows:
“(iii) written confirmation from EQ of the issuance of the Closing Equity Parent Shares in the name of the Seller (or its designees) with an issuance date of January 2, 2026 (the “EQ Confirmation”); and”

(p)    Section 7.05 of the Transaction Agreement (Publicity; Confidentiality) is hereby amended and restated in its entirety to read as follows:
“7.05 Publicity; Confidentiality
. No press release or public announcement related to this Agreement or the Transactions, or, prior to the Closing, any other announcement or communication (other than by the Seller or the Company Group any of their respective officers, employees and agents in the ordinary course of business) to the employees, customers, suppliers or other business relations of the Seller or the Company Group, shall be issued or made without the joint approval of Parent, on the one hand, and the Seller (before the Closing) and the Seller Representative or the Seller (after the Closing), on the other hand, unless required by Law or the rules of securities exchange on which securities issued by a Party or any of its Affiliates are traded (in the reasonable opinion of counsel), in which case Parent and the Seller shall, if legally permissible and reasonably practicable under the circumstances, have the right to review and comment on such press release or announcement prior to publication; provided, that the Seller and the Company Entities shall be entitled to communicate with and may disclose the terms and the existence of this Agreement and the transactions contemplated herein to its direct and indirect equityholders, as applicable, in order that such Persons may provide information about the subject matter of this Agreement and the transactions contemplated herein to their respective investors and prospective investors in connection with their fundraising and reporting activities, and following the consummation of the transactions contemplated herein, the Seller Representative and the Company Entities and their respective Affiliates shall retain the right to disclose the Company Group’s historical sales and earnings information for the period prior to the Closing. For the avoidance of doubt, Parent, the Seller and the Company Entities may make announcements to their respective employees or other business relations that are not inconsistent in any material respects with the parties’ prior public disclosures regarding the transactions contemplated by this Agreement. Notwithstanding anything herein to the contrary, following Closing and in connection with the Seller Representative’s performance of its obligations pursuant to the SRS Engagement Letter and this Agreement, the Seller Representative shall be permitted to disclose information as required by law and to advisors and representatives of the Seller Representative and to the Members (and certain former members of the Seller), in each case who have a need to know such information.”

(q)    Section 7.13(b) of the Transaction Agreement (Transaction Consideration Distribution) is hereby amended and restated in its entirety to read as follows:
“(b) Promptly following the Closing, (i) the Seller shall distribute (A) the Closing Equity Parent Shares to certain Members who are “accredited investors”, and (B) the Closing Cash Consideration received by the Seller pursuant to Section 2.04(b)(i) to the Members (and certain former members of the Seller), and (ii) immediately following the foregoing distributions, the Seller shall liquidate and dissolve. Notwithstanding anything contained herein to the contrary, each of the Members (and certain former members of the Seller) shall be entitled to receive, and the Seller Representative shall direct the Paying Agent to distribute, to each Member (and certain former members of the Seller) following the Closing, their respective portion of any Earnout Payment Consideration, Underpayment Amount, Escrow Excess Amount, any remaining amounts in the Escrow Account, any remaining amounts in the Representative Amount and the Deferred Payment, in each case, to the extent received pursuant to the terms of this Agreement following the Closing. After the Closing, Parent shall cause its transfer agent to take such actions as are necessary, including updating its books and records, to give effect to the distribution of the Closing Equity Parent Shares by the Seller to certain of its Members who are accredited investors.”
(r)    Section 11.01(a) of the Transaction Agreement (Tax Returns) is hereby amended and restated in its entirety to read as follows:
“(a)    Parent shall be responsible for, and shall cause to be prepared and filed any Pass-Through Tax Returns relating to any Pre-Closing Tax Period or Straddle Period, in each case that are required to be filed after the Closing Date (such Tax Returns, the “Parent Prepared Income Tax Returns”). Parent shall deliver a copy of each such Parent Prepared Income Tax Return to the Seller Representative no later than thirty (30) days prior to filing such Tax Return (taking into account applicable extensions) for its review and comment. The Seller Representative shall provide any comments to Parent at least fifteen (15) days before the date on which such Parent Prepared Income Tax Return is to be filed, and Parent and the Seller Representative shall cooperate in good faith to resolve any disputed items; provided, however, that if Parent and Seller Representative are unable to reach an agreement with respect to any disputed items within ten (10) days of receipt by Parent of the Seller Representative’s comments to such Parent Prepared Income Tax Return, Parent and the Seller Representative shall submit the disputed items to the Firm or another mutually acceptable independent auditor for resolution, which resolution shall be binding on the Parties. The fees and expenses of the Firm or such other auditor shall be borne by Parent and the Seller Representative in accordance with Section 2.04(g) applied mutatis mutandis. The Parties agree that all Transaction Tax Deductions shall be reported on the Tax Returns of the applicable members of the Company Group for the Pre-Closing Tax Period to the extent such deductions are “more likely than not” deductible in such Pre-Closing Tax Period. Subject to Section 11.05(a), any “extraordinary items” (within the meaning of Section 1.706-4(e)(2) of the Treasury Regulations) arising on the Closing Date but after the Closing shall be consistently reported by the Parties in accordance with Section 1.706-4(e)(1) of the Treasury Regulations (without regard to Section 1.706-4(e)(3) of the Treasury Regulations). With respect to any Pass-Through Tax Returns relating to a

Straddle Period, such Tax Returns shall adopt the “interim closing” method monthly convention, as provided in Treasury Regulation Section 1.706-4. With respect to any Pass-Through Tax Return for a tax period that includes the Closing Date, an election shall be made pursuant to Section 754 of the Code if such an election is not already in effect.”

(s)    Section 11.05(a) of the Transaction Agreement (Intended Tax Treatment; Purchase Price Allocation) is hereby amended and restated in its entirety to read as follows:
“(a)    For U.S. federal and applicable state and local income tax purposes, the Parties intend (i) for the Mergers, taken together, to constitute an integrated plan described in Rev. Rul. 2001-46, 2001-2 C.B. 321 that will qualify as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, (ii) for Parent’s acquisition of the Acquired Interests to each be treated as a taxable sale under Section 1001(a) of the Code, (iii) for the Closing Cash Consideration (but not including the Closing Adjustment Amount Merger Portion), the Representative Amount, the Escrow Amount and the Deferred Payment pursuant to Section 2.11 to be treated as consideration only for the acquisition of the Acquired Interests and (iv) notwithstanding anything to the contrary, that (A) the final taxable year for the consolidated Tax group that includes CAH Holdings, Cobbs, Allen & Hall, Inc. and Hill Administrative Services, Inc. shall end on the day immediately preceding the Closing Date, (B) the partnership status of CAC Holdings terminates on the Closing Date under Revenue Ruling 99-6, Situation 1, with its final taxable year ending on and including the Closing Date, (C) Transaction Tax Deductions (whether or not incurred on or prior to the Closing Date) shall be included in the Pre-Closing Tax Period for purposes of this Agreement and the preparation of all Pass-Through Tax Returns to the extent such deductions are “more likely than not” deductible in such Pre-Closing Tax Period, (D) notwithstanding other provisions of this Agreement, the Seller shall not be allocated any items of income, gain, loss or deduction with respect to revenues and expenses recognized on the Closing Date other than Transaction Tax Deductions, and such revenues and expenses recognized on the Closing Date other than Transaction Tax Deductions shall instead be allocated to or reported on Tax Returns for the Parent and/or its Subsidiaries and, Parent and its Subsidiaries shall be responsible for all Taxes relating to such revenues and expenses; provided, that to the extent that any items of income, gain, loss or deduction with respect to revenues and expenses recognized on the Closing Date or any Transaction Tax Deductions are reported on any Pass-Through Tax Return, (1) such items shall be treated as “extraordinary items” under Section 1.706-4(e)(1) of the Treasury Regulations (without regard to Section 1.706-4(e)(3) of the Treasury Regulations and following any requirements under Section 1.706-4(f) of the Treasury Regulations), (2) any such items with respect to revenues and expenses recognized on the Closing Date other than Transaction Tax Deductions shall be entirely allocated to Parent or its Subsidiaries and (3) any such Transaction Tax Deductions shall be entirely allocated to the Seller, and (E) for the avoidance of doubt, for purposes of this Article XI, the Closing Date shall be treated as January 1, 2026 (clauses (i) through (iv), collectively, the “Intended Tax Treatment”). The Parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g). The Parties shall file all Tax Returns consistent with the foregoing and shall not otherwise take any Tax position inconsistent with, the Intended Tax Treatment, except pursuant to a determination under Section 1313(a) of the Code (or corresponding provisions of state or local law). Parent (and Merger Subs) shall deliver to the Seller, at least five (5) Business Days prior to the Closing Date, a duly executed representation letter addressed to the Seller’s tax return preparer, dated as of the date delivered and effective as of the Closing Date, containing such reasonable representations as are customary in connection with the issuance of tax opinions relating to transactions intended to qualify as reorganizations under Section 368 of the Code, in form and substance reasonably satisfactory to the Seller and reasonably necessary or appropriate to support the portion of the Intended Tax Treatment referred to in clause (i) of this Section 11.05(a). The foregoing letter shall indicate that the representations made therein shall be to the best knowledge of the individual signing said letter. The Parties (other than the Seller Representative) shall work with each other in good faith to agree upon the specific content of the foregoing letter, which shall be consistent with the foregoing and the terms of this Agreement.”
(t)    Section 12.03 of the Transaction Agreement (Entire Agreement; Amendments and Waivers) is hereby amended and restated in its entirety to read as follows:
“12.03 Entire Agreement; Amendments and Waivers. This Agreement (including the Annexes, Schedules and the Exhibits hereto), the Seller Disclosure Schedule, the Confidentiality Agreement, the other Ancillary Documents, and that certain waiver letter, by and among the Seller, Parent and the other parties thereto, dated on or around the date hereof represent the entire understanding and agreement between the Parties with respect to the subject matter hereof. This Agreement may only be amended, supplemented or changed by a written instrument signed by the Parties. Each provision in this Agreement may only be waived by written instrument making specific reference to this Agreement signed by the Party against whom enforcement of any such provision so waived is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any Party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.”
(u)    Section 12.06 of the Transaction Agreement (Notices) is hereby amended to change the notice information of the Seller Representative as follows:
“Notices to the Seller Representative:
Shareholder Representative Services LLC
950 17th Street, Suite 1400
Denver, CO 80202
Attention: Managing Director
Email:

with a mandatory copy (which shall not constitute notice) to:
Latham & Watkins LLP
1271 Avenue of the Americas New York, NY 10020
E-mail:
Attention: John Giouroukakis; David Owen

Cobbs Allen Capital Holdings, LLC
115 Office Park Drive, Suite 200
Birmingham, Alabama 35223
E-mail:
Attention: Grantland Rice, IV; Jonathan Daniel

(v)    Section 12.07(b) of the Transaction Agreement (Binding Effect; Assignment) is hereby amended and restated in its entirety to read as follows:
“(b) This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, except that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by Parent, either Merger Sub, the Seller or CAH Holdings without the prior written consent of the non-assigning Parties; provided, that this Agreement, and all rights, interests and obligations hereunder, may be assigned, in whole or in part, without consent, (i) by Parent or any Merger Sub to a direct or indirect Subsidiary of Parent or (ii) for collateral security purposes to any Persons providing financing to Parent or either Merger Sub pursuant to the terms thereof (including for purposes of creating a security interest herein or otherwise assigning as collateral in respect of such financing). No assignment shall relieve the assigning party of any of its obligations hereunder.”
(w)    Section 12.12 of the Transaction Agreement (Seller Representatives) is hereby amended and restated in its entirety to read as follows:
“12.12 Seller Representative.
(a) In addition to the other rights and authority granted to the Seller Representative elsewhere in this Agreement, all of the Members collectively and irrevocably constitute and appoint SRS to act as the Seller Representative, as their agent, attorney-in-fact and representative for all purposes in connection with this Agreement and the agreements ancillary hereto and to act from and after the Closing and to do any and all things and execute any and all documents which the Seller Representative determines may be necessary, convenient or appropriate to facilitate the consummation of the Transaction contemplated by this Agreement or otherwise to perform the duties or exercise the rights granted to the Seller Representative hereunder or any agreements ancillary hereto, including: (i) execution of the documents and certificates pursuant to this Agreement; (ii) receipt and, if applicable, forwarding of notices and communications pursuant to this Agreement; (iii) administration of the provisions of this Agreement; (iv) giving or agreeing to, on behalf of all or any of the Members, any and all consents, waivers, amendments or modifications deemed by the Seller Representative, in its sole and absolute discretion, to be necessary or appropriate under this Agreement and the execution or delivery of any documents that may be necessary or appropriate in connection therewith; (v) amending this Agreement or any of the instruments to be delivered to the Parent pursuant to this Agreement; (vi) (A) disputing or refraining from disputing, on behalf of each Member relative to any amounts to be received by such Member under this Agreement or any agreements contemplated hereby, any claim made by the Parent under this Agreement or other agreements contemplated hereby, (B) negotiating and compromising, on behalf of each such Member, any dispute that may arise under, and exercising or refraining from exercising any remedies available under, this Agreement or any other agreement contemplated hereby, and (C) executing, on behalf of each such Member, any settlement agreement, release or other document with respect to such dispute or remedy; and (vii) engaging attorneys, accountants, agents or consultants on behalf of the Members in connection with this Agreement or any other agreement contemplated hereby and paying any fees related thereto.
(b) Notwithstanding Section 12.12(a), in the event that the Seller Representative is of the opinion that it requires further authorization or advice from the Members on any matters concerning this Agreement, the Seller Representative shall be entitled to seek such further authorization from the Advisory Committee (as defined in the SRS Engagement Letter) in accordance with the terms of the SRS Engagement Letter prior to acting on their behalf. Parent, the Paying Agent and the Escrow Agent shall be entitled to rely conclusively on any document executed by the Seller Representative and on any actions taken by the Seller Representative without independent inquiry into the capacity of the Seller Representative to so act. Following the Closing, Parent and its Affiliates shall be entitled to deal exclusively with the Seller Representative on all matters relating to the Closing Statement under Section 2.05 and on all tax matters.
(c) The Seller Representative may (i) resign from its position as Seller Representative in the event of circumstances rendering it impractical for the Seller Representative to continue to serve, including failure to pay amounts due to the Seller Representative by providing thirty (30) days’ prior written notice to Parent and the Advisory Committee or (ii) be removed from its position as the seller representative by the Advisory Committee by the Advisory Committee providing thirty (30) days’ prior written notice to Parent and the Seller Representative. In the event of the Seller Representative’s resignation or removal, the Seller Representative will return the outstanding balance of the Representative Amount to the designated successor of the Seller Representative or to the Paying Agent, at the discretion of the Advisory Committee, for further distribution to the Members (and certain former members of the Seller) in accordance with the terms set forth herein.
(d) All acts of the Seller Representative hereunder in its capacity as such shall be deemed to be acts on behalf of the Members and not of the Seller Representative individually. The Seller Representative shall not be liable to the Members or any other Person in his, her or its capacity as the Seller Representative, for any liability of a Member or otherwise, or for anything which it may do or refrain from doing in connection with this Agreement or any agreement ancillary hereto. The Seller Representative will incur no liability of any kind with respect to any action or omission by the Seller Representative in connection with the Seller Representative’s services pursuant to this Agreement and any agreements ancillary hereto, except in the event of liability directly resulting from the Seller Representative’s gross negligence or willful misconduct. The Seller Representative shall not be liable for any action or omission pursuant to the advice of counsel. The Seller Representative shall not by reason of this Agreement have a fiduciary relationship in respect of any Member.
(e) The Members will indemnify, defend and hold harmless the Seller Representative from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses”) arising out of or in connection with the Seller Representative’s execution and performance of this Agreement and any Ancillary Documents, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Seller Representative, the Seller Representative will reimburse the Members the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or willful misconduct. If not paid directly to the Seller Representative by the Members, any such Representative Losses may be recovered by the Seller Representative from the funds in the Representative Amount or the Escrow Account, or as an offset to the Earnout Payment Consideration (if payable) or the Deferred Payment; provided, that while this section allows the Seller Representative to be paid from the aforementioned sources of funds, this does not relieve the Members from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Seller Representative from seeking any remedies available to it at law or otherwise. In no event will the Seller Representative be required to advance its own funds on behalf of the Members or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Members set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Seller Representative under this section. The foregoing indemnities will survive the Closing, the resignation or removal of the Seller Representative or the termination of this Agreement.”
(x)    Section 3.2 of Schedule II of the Transaction Agreement (Registration Rights) is hereby amended and restated in its entirety to read as follows:
“Section 3.2 Amendments and Waivers. No provision of this Schedule II may be amended or modified unless such amendment or modification is in writing and signed by (a) Parent and (b) Seller or the Seller Representative. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.”
(y)    All references in Schedule III of the Transaction Agreement (Lock-up Legends) to “January 2” are hereby replaced with “January 1” and all references to “January 3” are hereby replaced with “January 2”.
(z)    All references in Schedule III of the Transaction Agreement (Lock-up Legends) to “Transaction Agreement, dated as of December 2, 2025, the “Transaction Agreement”” are hereby replaced with “Transaction Agreement, dated as of December 2, 2025, as amended, modified or supplemented from time to time, the “Transaction Agreement””.
(aa)    All references in Schedule III of the Transaction Agreement (Lock-up Legends) to “Lock-Up Agreement, dated as of December 2, 2025, by and among the Issuer of such securities and the security holder named therein, the “Lock-Up Agreement”” are hereby replaced with “Lock-Up Agreement, dated as of December 2, 2025, by and among the Issuer of such securities and the security holder named therein (as amended, modified or supplemented from time to time, the “Lock-Up Agreement)””.
(bb)    All references in Exhibit D of the Transaction Agreement (Rules of Engagement for Firm) to “the Seller” are hereby replaced with “the Seller Representative” (and all corresponding and necessary grammatical changes are hereby deemed to have been made).
(cc)    Exhibit F of the Transaction Agreement (Allocation Methodology) is hereby amended and restated in its entirety to read as set forth in Annex A hereto:
(dd)    Exhibit H-1 of the Transaction Agreement (First Certificate of Merger) is hereby amended and restated in its entirety to read as set forth in Annex B-1 hereto.
(ee)    Exhibit H-2 of the Transaction Agreement (Second Certificate of Merger) is hereby amended and restated in its entirety to read as set forth in Annex B-2 hereto.
(ff)    A new Exhibit I of the Transaction Agreement (Member Loans) attached hereto as Annex C is hereby added.

2.    Miscellaneous.

(a)    By its execution of this Amendment, each Party (other than the Seller Representative) hereby represents and warrants that: (i) such Party has all necessary power and authority to execute and deliver this Amendment and to perform its obligations hereunder and to consummate the transactions contemplated hereby; (ii) the execution, delivery and performance by such Party and the consummation by such Party of the transactions contemplated hereby, have been duly and validly authorized by all requisite actions of such Party; and (iii) this Amendment has been duly executed and delivered by such Party and, assuming due authorization, execution and delivery hereof and thereof by the other parties hereto, constitutes a legal, valid and binding obligation of such Party, in accordance with its terms, subject to the Bankruptcy and Equity Exception.
(b)    Except as expressly provided in this Amendment, all of the terms and provisions of the Transaction Agreement are and will remain in full force and effect and are hereby ratified and confirmed by the Parties. Without limiting the generality of the foregoing, the amendments contained in Section 1 of this Amendment shall not be construed as an amendment to or waiver of any other terms or conditions of the Transaction Agreement.
(c)    Each reference in any document to the Transaction Agreement, whether direct or indirect, shall hereafter be deemed to be a reference to the Transaction Agreement as amended hereby by this Amendment. Each reference in the Transaction Agreement to “this Agreement,” “hereunder,” “hereof,” “herein,” or words of like import will mean and be a reference to the Transaction Agreement as amended by this Amendment.
(d)    The titles and subtitles used in this Amendment are used for convenience only and are not to be considered in construing or interpreting this Amendment.
(e)    This Amendment, together with the Transaction Agreement (as amended by this Amendment), the Ancillary Documents and that certain waiver letter, by and among the Parties, dated on or around the date hereof, constitute the full and entire understanding and agreement between the Parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.
(f)    The execution of this Amendment shall not be deemed to be a waiver by any Party of any breach or default under the Transaction Agreement.
(g)    Article XII (MISCELLANEOUS) of the Transaction Agreement is incorporated into this Amendment by reference, mutatis mutandis, with the same force and effect as if expressly included herein.
[Signature Pages Follow]

Each of the undersigned has caused this Amendment to be duly executed as of the date first above written.
SELLER:
COBBS ALLEN CAPITAL HOLDINGS, LLC

By:    /s/ Erin Lynch
Name:    Erin Lynch
Title:     Chief Executive Officer

CAH HOLDINGS:

CAH HOLDINGS, INC.

By:    /s/ Erin Lynch
Name:    Erin Lynch
Title:     Chief Executive Officer

/s/ Johnathan Daniel
Name:    Johnathan Daniel

/s/ Grantland Rice, IV
Name:    Grantland Rice, IV

SELLER REPRESENTATIVE:

SHAREHOLDER REPRESENTATIVE SERVICES LLC

By:    /s/ Sam Riffe
Name:    Sam Riffe
Title:    Managing Director

PARENT:
THE BALDWIN INSURANCE GROUP, INC.
By:    /s/ Seth Cohen
Name:    Seth Cohen
Its:    General Counsel and Secretary

MERGER SUB I:
RED ROCK MERGER SUB I, INC.
By:    /s/ Seth Cohen
Name:    Seth Cohen
Its:    General Counsel and Secretary

MERGER SUB II:
RED ROCK MERGER SUB II, LLC
By:    /s/ Seth Cohen
Name:    Seth Cohen
Its:    General Counsel and Secretary

Annex A
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Exhibit F
Allocation Methodology
In accordance with and subject to Section 11.05 of the Agreement, all amounts treated as consideration for applicable tax purposes (including any assumed liabilities) for the Acquired Interests shall be allocated among the assets of the Company Entities (other than CAH Holdings) and their Subsidiaries and the restrictive covenants in the Restrictive Covenant Agreements in accordance with Section 1060 and Section 755 of the Code and the Treasury Regulations thereunder in a manner consistent with the below methodology.

Asset Class		Allocation Methodology
I	Cash and Cash Equivalents	Actual cash value as of the Closing Date

II	Actively Traded Personal Property	Fair market value as of the Closing Date

III	Accounts Receivable	Amount included in Closing Working Capital, as finally determined pursuant to Section 2.05 of the Agreement, or if no such amount is included, the net book value as of the Closing Date

IV	Inventory	Amount included in Closing Working Capital, as finally determined pursuant to Section 2.05 of the Agreement, or if no such amount is included, the net book value as of the Closing Date

V	Fixed Assets and all assets other than Class I-IV, VI and VII assets	Net book value as of the Closing Date.

VI & VII	Section 197 Intangibles, including goodwill and going concern value	Remainder after allocating among all other asset classes above; provided that zero dollars ($0) shall be allocated to the restrictive covenants in the Restrictive Covenant Agreements.

The Parties agree that any allocation or absence of an allocation to a restrictive covenant shall not limit or otherwise have any effect on rights or remedies in the event of any breach of such restrictive covenant.

Annex B-1

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Exhibit H-1
First Certificate of Merger

CERTIFICATE OF MERGER
OF
RED ROCK MERGER SUB I, INC.,
(a Delaware corporation)
MERGING WITH AND INTO
CAH HOLDINGS, INC.,
(a Delaware corporation)

    CAH Holdings, Inc., a Delaware corporation, hereby certifies that:
1.    The name and state of incorporation of each of the constituent corporations to the merger are as follows:
(a)    Red Rock Merger Sub I, Inc., a Delaware corporation (“Merger Sub”); and
(b)    CAH Holdings, Inc., a Delaware corporation (“CAH Holdings”).
2.    Merger Sub shall be merged with and into CAH Holdings (the “Merger”).
3.    The Transaction Agreement (as may be amended, modified or supplemented from time to time, the “Agreement”), dated as of December 2, 2025, by and among, inter alios, the constituent corporations, has been approved, adopted, executed, and acknowledged by each of the constituent corporations in accordance with Section 251 of the General Corporation Law of the State of Delaware and by the unanimous written consent of their respective stockholder(s) in accordance with Section 228 of the General Corporation Law of the State of Delaware.
4.    The name of the surviving corporation is “CAH Holdings, Inc.” (the “Surviving Corporation”).
5.    The certificate of incorporation of CAH Holdings as in effect immediately prior to the effective time of the Merger shall, at the effective time of the merger, be amended and restated in its entirety to read as set forth in Exhibit A attached hereto and, as so amended and restated, shall be, from and after the effective time of the merger, the certificate of incorporation of the Surviving Corporation.
6.    The executed Agreement is on file at an office of the Surviving Corporation at 4211 W. Boy Scout Blvd., Suite 800, Tampa, Florida 33607.

7.    A copy of the Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of any constituent corporation.
8.    This Certificate of Merger and the Merger shall become effective at 11.30 p.m. (Eastern Standard Time) on December 31, 2025.
[SIGNATURE PAGE FOLLOWS]

    IN WITNESS WHEREOF, CAH Holdings has caused this Certificate of Merger to be executed and acknowledged on December 31, 2025.

CAH HOLDINGS, INC.

By:__________________________
Name:
Title:

Exhibit A

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
CAH HOLDINGS, INC.
ARTICLE I
The name of the corporation shall be CAH Holdings, Inc. (the “Corporation”).
ARTICLE II
The address of the Corporation’s registered office in the State of Delaware is 1521 Concord Pike, Suite 201, in the City of Wilmington, 19803, in the County of New Castle. The name of its registered agent at such address is Corporate Creations Network Inc.
ARTICLE III
The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the DGCL.
ARTICLE IV
The total number of shares of all classes of stock that the Corporation shall have authority to issue is 1,000 shares of common stock, par value $0.001 per share.
ARTICLE V
To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or to its stockholders for monetary damages for any breach of fiduciary duty as a director. No amendment to, modification of or repeal of this Article V shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.
ARTICLE VI
In furtherance and not in limitation of the powers conferred by statute, the Board of Directors of the Corporation is expressly authorized to make, alter or repeal the by-laws of the Corporation; provided that any by-law adopted or amended by the Board of Directors, and any powers thereby conferred, may be amended, altered or repealed by the stockholders.
ARTICLE VII
Meetings of stockholders may be held within or outside of the State of Delaware, as the by-laws of the Corporation may provide. The books of the Corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the Corporation. Election of directors need not be by written ballot unless the by-laws of the Corporation so provide.

ARTICLE VIII
The Corporation shall have the right, subject to any express provisions or restrictions contained in this Certificate of Incorporation or the by-laws of the Corporation, from time to time, to amend or amend and restate this Certificate of Incorporation or any provision hereof in any manner now or hereafter provided by law, and all rights and powers of any kind conferred upon a director or stockholder of the Corporation by this Certificate of Incorporation or any amendment or amendment and restatement thereof are conferred subject to such right.
ARTICLE IX
To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers and agents of the Corporation (and any other persons to which the DGCL permits the Corporation to provide indemnification) through by-law provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the DGCL.
Any amendment, repeal or modification of the foregoing provisions of this Article IX shall not adversely affect any right or protection of any director, officer or other agent of the Corporation existing at the time of such amendment, repeal or modification.

Annex B-2

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Exhibit H-2
Second Certificate of Merger

CERTIFICATE OF MERGER
OF
CAH HOLDINGS, INC.
(a Delaware corporation)
MERGING WITH AND INTO
RED ROCK MERGER SUB II, LLC
(a Delaware limited liability company)

Pursuant to Section 18-209 of the Delaware Limited Liability Company Act and Section 264 of the General Corporation Law of the State of Delaware, the undersigned limited liability company, duly formed and existing under and by virtue of the Delaware Limited Liability Company Act, does hereby certify that:
FIRST:    The name, jurisdiction of formation or organization and type of entity of each of the constituent domestic limited liability companies and other business entities which is to merge is as follows:

Name	State	Type of Entity
CAH Holdings, Inc.	Delaware	Corporation
Red Rock Merger Sub II, LLC	Delaware	Limited Liability Company

SECOND: CAH Holdings, Inc. shall be merged with and into Red Rock Merger Sub II, LLC (the “Merger”).
THIRD: The Transaction Agreement, dated as of December 2, 2025, by and among, inter alios, CAH Holdings, Inc. and Red Rock Merger Sub II, LLC (as may be amended, modified or supplemented from time to time, the “Transaction Agreement”), has been approved, adopted, certified, executed and acknowledged by each of the constituent entities in accordance with the requirements of Section 18-209 of the Delaware Limited Liability Company Act, Section 264 of the General Corporation Law of the State of Delaware and by the written consent of the sole stockholder of CAH Holdings, Inc. in accordance with Section 228 of the General Corporation Law of the State of Delaware.
FOURTH: The name of the surviving domestic limited liability company is “Red Rock Merger Sub II, LLC” (the “Surviving Company”).
FIFTH: The certificate of formation of Red Rock Merger Sub II, LLC, as in effect immediately prior to the effective time of the Merger, shall, from and after the effective time of the Merger, be the certificate of formation of the Surviving Company except that such certificate of formation shall be amended to change the name of the Surviving Company to “CAH Holdings, LLC,” such that Section 1 of the certificate of formation of Red Rock Merger Sub II, LLC as in effect immediately prior to the effective time of the Merger shall be deleted in its entirety and replaced with the following:

“1.    Name. The name of the limited liability company is CAH Holdings, LLC.”

SIXTH:    The Transaction Agreement is on file at an office and place of business of the Surviving Company. The address of such office and place of business of the Surviving Company is 4211 W. Boy Scout Blvd., Suite 800, Tampa, Florida 33607.
SEVENTH: A copy of the Transaction Agreement will be furnished by the Surviving Company on request and without cost, to any member of any constituent domestic limited liability company, any stockholder of CAH Holdings, Inc. or any other person holding an interest in any other business entity which is to merge.

EIGHTH: The merger shall become effective at 11.45 p.m. (Eastern Standard Time) on December 31, 2025.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Merger to be duly executed this 31st day of December, 2025.

RED ROCK MERGER SUB II, LLC

Seth Cohen, Authorized Person

Annex C

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Exhibit I
Member Loans

Name	Amount Outstanding
John Tanner	$3,578,867
Brad Elliott	$374,682
J. Kevin Carnell	$652,492
Douglas Turk	$1,919,669
Gregory Schilz	$6,045,038
James William “Billy” Blair	$1,589,846
Cynthia McLeod	$327,111
Eric Joost	$7,082,703
Gary King	$15,692,400
Total	$37,262,808